FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES FIRST QUARTER RESULTS

New Orders as of April 22nd of $46.8 Million, Up $38.7 Million Compared to the Same Period of 2010

Edgewood, NY – May 4, 2011 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced results for the 2011 first quarter ended March 31, 2011.

First Quarter 2011 vs. 2010
•	Revenue increased 45% to $16,009,608 from $11,005,529;
•	Gross margin was 24%, compared to 25%;
•	Pretax income increased 54% to $2,012,050, compared to $1,303,815;
•	Net income increased 59% to $1,368,050, or $0.19 per diluted share, compared to $860,815, or $0.14 per diluted share*; and,
•	Unawarded solicitations remain at a high level with open solicitations as of March 31, 2011 totaling a maximum realizable value of approximately $499 million.

* Diluted earnings per share for the current first quarter were calculated on 15.7% more shares than in the prior year period due to the Company’s 500,000 share public offering completed in April 2010.

Edward J. Fred, CPI Aero’s President & CEO, stated, “We started 2011 on a strong note with revenue and net income increasing by 45% and 59%, respectively, compared to the first quarter of 2010.  In addition, revenue for the three months ended March 31, 2011 made the current quarter our best ever quarter in terms of revenue.  The increase in revenue is primarily due to work performed for the Boeing Company on the A-10 attack jet and for Northrop Grumman Corporation on the E-2D surveillance airplane.”

Mr. Fred continued, “As of April 22, 2011, new contract awards totaled $46.8 million, which included $8.0 million of government prime contract awards, $12.7 million of government subcontract awards and $26.1 million of commercial subcontract awards, compared to a total of $8.1 million of new contract awards, of all types, in the same period last year.

“The most important orders we received since the beginning of the year are as follows:

•	A $17.7 million long-term contract for structural assemblies and kits to be supplied to Sikorsky Aircraft Corp. The contract includes seventeen different deliverable items for the S-92 helicopter.

•
A $7.9 million order from the U.S. Air Force for a variety of spoilers and wing tips under our C-5 TOP contract.  Orders under this program have totaled $44.9 million since the inception of the contract.

•
A $7.5 million order from Northrop Grumman under a previously awarded purchase order for Outer Wing Panel (OWP) Kits for use in the manufacture of complete wings for the E-2D Hawkeye and the C-2A Greyhound aircraft.  Since June 2008, when CPI Aero began work on OWP Kits, orders totaled approximately $31.8 million.

•
An initial purchase order from our new customer, Bell Helicopter for the manufacture of various structural panel assemblies for the AH-1Z ZULU attack helicopter.  While the initial order requirement is small, it should lead to more sizable orders as the aircraft transitions to full scale production.”

Mr. Fred added, “We look forward to additional orders from existing contracts as well as from the unawarded solicitations of approximately $499 million on which we have bid.”

Affirms Long-Term Guidance
Mr. Fred concluded, “We are once again confirming our 2011 guidance which calls for revenue to be in the range of $78 million to $81 million, a 77% to 84% increase over 2010, primarily due to increased work on our three major long-term programs: A-10, E-2D and G650.  Net income for 2011 is expected to be in the range of $9.2 million to $9.5 million.  Our gross margin for the year should be in the range of 25% to 27%.  In addition, we continue to expect that for 2012, revenue should be in the range of $88 million to $91 million, with resulting net income of between $11 million and $12 million.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Wednesday, May 4, 2011 at 11:00 am ET to discuss first quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 689-8337.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces.  CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the E-2D Hawkeye surveillance aircraft, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, MH-53 and CH-53 variant helicopters, the Gulfstream G650, C-5A Galaxy cargo jet, the A-10 Thunderbolt attack jet, and the E-3 Sentry AWACS jet.  CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2010.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo                                                                            Investor Relations Counsel:
Chief Financial Officer                                                                   The Equity Group Inc.
CPI Aero                                                                                          Lena Cati (212) 836-9611
(631) 586-5200                                                                                 Linda Latman (212) 836-9609
www.cpiaero.com                                                                           www.theequitygroup.com

(See Accompanying Tables)

CPI AEROSTRUCTURES, INC.
STATEMENTS OF INCOME

	For the Three Months Ended March 31,
	2011	2010

Revenue	$16,009,608	$11,005,529

Cost of sales	12,159,504	8,256,447

Gross profit	3,850,104	2,749,082

Selling, general and administrative expenses	1,800,422	1,385,627
Income from operations	2,049,682	1,363,455

Interest expense	37,632	59,640
Income before provision for income taxes	2,012,050	1,303,815

Provision for income taxes	644,000	443,000

Net income	$1,368,050	$860,815

Basic net income per common share:	$0.20	$0.14

Diluted net income per common share:	$0.19	$0.14

Shares used in computing earnings per common share:
Basic	6,795,229	6,037,373
Diluted	7,193,073	6,217,024

CPI AEROSTRUCTURES, INC.
BALANCE SHEET

	March 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash	$285,190	$823,376
Accounts receivable, net	4,845,168	6,152,544
Costs and estimated earnings in excess of billings on uncompleted contracts	55,299,034	47,165,166
Prepaid expenses and other current assets	516,496	606,369
Total current assets	60,945,888	54,747,455

Property and equipment, net	1,175,849	881,915
Deferred income taxes	670,000	668,000
Other assets	29,313	159,817
Total Assets	$62,821,050	$56,457,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,635,234	$8,267,330
Accrued expenses	156,988	301,941
Current portion of long-term debt	777,081	685,008
Line of credit	3,700,000	800,000
Deferred income taxes	600,006	182,000
Income taxes payable	182,000	134,006
Total current liabilities	15,051,309	10,370,285

Long-term debt, net of current portion	1,103,299	1,190,097
Other liabilities	214,158	226,362
Total Liabilities	16,368,766	11,786,744

Commitments

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, issued 6,946,570 and 6,911,570 shares, respectively, and
outstanding 6,813,313 and 6,789,736 shares, respectively	6,947	6,912
Additional paid-in capital	33,837,257	33,272,237
Retained earnings	13,785,974	12,417,924
Accumulated other comprehensive loss	(37,668)	(45,404)
Treasury stock, 133,257 and 121,834 shares, respectively
of common stock (at cost)	(1,140,226)	(981,226)
Total Shareholders’ Equity	46,452,284	44,670,443
Total Liabilities and Shareholders’ Equity	$62,821,050	$56,457,187